Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is entered into as of January 3rd, 2018 (the “Effective Date”) by and between Wayside Technology Group, Inc., a Delaware corporation (the “Company” or “Wayside”), and Dale Foster (the “Executive”).

WITNESSETH:

WHEREAS, the Company desires the employment of the Executive in accordance with the provisions of this Agreement; and

WHEREAS, the Executive desires and is willing to be employed by the Company in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, and intending to be legally bound, the parties agree as follows:

•           Position and Term. On the terms and subject to the conditions set forth in this Agreement, the Company shall employ the Executive and the Executive shall serve the Company as “Executive Vice President”.

•           Duties. The Executive’s duties shall be prescribed from time to time by the CEO and Board of Directors of the Company (the “Board”) and shall include such responsibilities as are customary for employees performing functions similar to those of the Executive. In addition, the Executive shall serve at no additional compensation in such executive capacity or capacities with respect to any subsidiary or affiliate of the Company to which he may be elected or appointed, provided that such duties are not inconsistent with those of an Executive Vice President. The Executive shall devote substantially all of the Executive’s time and attention to the performance of the Executive’s duties and responsibilities for and on behalf of the Company except as set forth herein or as may be consented to by the Company. Notwithstanding anything to the contrary herein, nothing in this Agreement shall preclude the Executive from: (i) serving as a member of the board of directors or advisory board (or their equivalents in the case of a noncorporate entity) of any (A) charitable or philanthropic organization; or (B) entity, including a business entity; (ii) engaging in charitable, community or philanthropic activities or any other activities; or (iii) serving as an executor, trustee or in a similar fiduciary capacity; provided, that the activities set out in the foregoing clauses shall be limited by the Executive so as not to affect, individually or in the aggregate, or interfere with the performance of the Executive’s duties and responsibilities hereunder, without the consent of the Company.

•           Compensation. The Executive shall receive, for all services rendered to the Company pursuant to this Agreement, the following:

•           Base Salary. The Employee shall be paid a base salary at the rate of Two Hundred Fifty thousand dollars ($250,000) per annum (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s then current general salary payment policies.

The Base Salary may be changed (but not decreased without the Employee’s consent) from time to time by a majority of the Board.

•           Equity Compensation. After a positive three-month performance review as determined in good faith by the CEO and the Board, the Executive shall receive a restricted stock grant of 20,000 shares of common stock (the “Stock Award”) under the Company’s stock based compensation plan (the “2012 Plan”). The restricted stock grant shall vest in 16 equal quarterly installments. The Employee shall also receive a yearly bonus plan. If the Company shall establish any other incentive compensation plan or bonus plan, the Executive shall be eligible for awards under such plans in the sole discretion of the Board on the terms and subject to the conditions imposed by the Board. The unvested portion of the Stock Award shall be forfeited upon a termination of the Executive’s employment under Section 6(a) or by the Executive under Section 6(e). The unvested portion of the Stock Award shall automatically vest in full upon a termination of the Executive’s employment under Section 6(b),  6(c) or 6(d) or by the Company under Section 6(e).

•           Benefits. The Executive and his “dependents,” as that term may be defined under the applicable benefit plan(s) of the Company, shall be included, to the extent eligible there under, in any and all standard benefit plans, programs and policies of the Company, which may include health care insurance (medical, dental and vision), long-term disability plans, life insurance, supplemental disability insurance, supplemental life insurance and a 401(k) plan (the “Benefits Plans”). The Executive acknowledges and agrees that the Benefits Plans may from time to time be modified by the Company as it deems necessary and appropriate.

•           Deductions. The Company shall deduct and withhold from the Executive’s compensation all necessary or required taxes, including, but not limited to, social security, self-employment, withholding and otherwise, and any other amounts required by law or any taxing authority.

•           Expenses. The Company shall reimburse the Executive for all reasonable out-of-pocket expenses incurred by the Executive in connection with the performance of the Executive’s duties and responsibilities hereunder, upon presentment of a valid receipt or other usual and customary documents evidencing such expenses. The Company will reimburse properly substantiated and timely submitted expenses no later than 30 days after the date the appropriate documentation is submitted by the Executive.

•           Absences. The Executive shall be entitled to four (4) weeks paid vacation time per annum and such other time off in accordance with the Company’s current procedures and policies, as the same may be amended from time to time.

•           Termination.

•     For Cause. The Company may terminate the Executive’s employment at any time for Cause; provided that prior to a termination for Cause the Company shall provide the Executive with written notice of any such alleged breach and the Executive shall have thirty (30) days from the delivery of such notification to remedy the breach. “Cause” means (i) an act of personal dishonesty in connection with the Executive’s responsibilities as an employee of the Company that is intended to result in a substantial personal enrichment of the Executive; (ii) a plea of guilty or nolo contendere to, or conviction of, a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; (iii) a breach of any fiduciary duty owed to the Company that has a material detrimental effect on the Company’s reputation or business (except in the case of a personal disability) as determined in good faith by the CEO and the Board; or (iv) willful violations of the Executive’s obligations to the Company.

•           Death. This Agreement will terminate automatically upon the death of the Executive.

•           Disability. The Company may terminate the Executive’s  employment if the Executive suffers from a physical or mental disability. The Executive will only be deemed to have a physical or mental disability if the Executive is unable to perform the essential functions of his position, with reasonable accommodation, for a period of at least one hundred twenty (120) consecutive days because of a physical or mental impairment.

•            Good Reason. The Executive shall be able to terminate this Agreement at any time for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, with respect to the Executive, in each case to the extent not consented by the Executive, (i) a material violation of this Agreement or any other agreement between the Executive and the Company, by the Company or (ii) any assignment of duties to the Executive that would require an unreasonable amount of the Executive’s work time and that are duties which customarily would be discharged by persons junior or subordinate in status to the Executive within the Company as determined in good faith by the Executive and taking into consideration trends and customs in the market and industry in which the Company operates; provided that the Executive shall not have Good Reason unless the Executive shall have provided the Company written notice describing such violation in sufficiently reasonable detail for the Company to understand the breach alleged to have occurred, and the Company shall fail to cure such alleged breach within thirty (30) days after the Executive has provided the Company the required notice.

•            Other Termination. Either party may terminate the Executive’s employment by providing to the other party at least thirty (30) days’ prior written notice, unless such basis for termination is governed by Section 6(a), 6(b),  6(c) or 6(d).

•           Compensation in the Event of Termination. In the event that the Executive’s employment pursuant to this Agreement terminates for any reason or no reason, the Company shall pay to the Executive within thirty (30) days of such termination: (i) accrued and unpaid Base Salary in accordance with Section 3(a) plus accrued and unpaid amounts for any unused vacation days which have accrued (but not including any unused personal or sick days) and (ii) any unreimbursed expenses payable in accordance with Section 4.

•           Severance. If the Company terminates the Executive’s employment at any time without Cause, or the Executive terminates employment with the Company for Good Reason, the Executive shall receive an amount equal to the Executive’s then current Base Salary for six months (the “Severance Period”), less all applicable withholdings and deductions (the “Severance”), paid in equal installments beginning on the Company’s first regularly scheduled payroll date thereafter, and, if elected by the Executive in accordance with the election procedures in place at the time of termination, the Company shall, during the Severance Period, reimburse the Executive for COBRA continuation premiums for the Executive and the Executive’s covered qualified dependents.

•     Assignment of Intellectual Property  Rights. In consideration of his employment, the Executive agrees to be bound by this Section 7.

•     General. The Executive agrees to assign, and hereby assigns, to the Company all of his rights in any Inventions (as hereinafter defined) (including all Intellectual Property Rights (as hereinafter defined) therein or related thereto) that were previously or are made, conceived or reduced to practice, in whole or in part and whether alone or with others, by him during his employment by, or service with, the Company or which arise out of any activity conducted by, for or under the direction of the Company (whether or not conducted at the Company’s facilities, working hours or using any of the Company’s assets), or which are useful with, or relate directly or indirectly to, any Company Interest (as defined below). The Executive will promptly and fully disclose and provide all of the Inventions described above (the “Assigned Inventions”) to the Company.

•     Assurances. The Executive hereby agrees, during the duration of his employment by the Company and thereafter, to further assist the Company, at the Company’s expense, to evidence, record and perfect the Company’s rights in and ownership of the Assigned Inventions, to perfect, obtain, maintain, enforce and defend any rights specified to be so owned or assigned and to provide and execute all documentation necessary to effect the foregoing.

•     Other Inventions. The Executive agrees to not incorporate, or permit to be incorporated, any Invention conceived, created, developed or reduced to practice by him (alone or with others) prior to or independently of his employment by the Company (collectively, “Prior Inventions” attached hereto as Exhibit C) in any work he performs for the Company, without the Company’s prior written consent. If (i) he uses or discloses any Prior Inventions when acting within the scope of his employment (or otherwise on behalf of the Company), or (ii) any Assigned Invention cannot be fully made, used, reproduced or otherwise exploited without using or violating any Prior Inventions, the Executive hereby grants and agrees to grant to the Company a perpetual, irrevocable, worldwide, royalty-free, non-exclusive, sublicensable right and license to reproduce, make derivative works of, distribute, publicly perform, publicly display, make, have made, use, sell, import, offer for sale, and otherwise exploit and exercise all such Prior Inventions and Intellectual Property Rights therein.

•     Definitions.  “Company Interest” means any business of the Company or any product, service, Invention or Intellectual Property Right that is used or under consideration or development by the Company. “Intellectual Property Rights” means any and all intellectual property rights and other similar proprietary rights in any jurisdiction, whether registered or unregistered, and whether owned or held for use under license with any third party, including all rights and interests pertaining to or deriving from: (a) patents and patent applications, reexaminations, extensions and counterparts claiming property therefrom; inventions, invention disclosures, discoveries and improvements, whether or not patentable; (b) computer software and firmware, including data files, source code, object code and software-related specifications and documentation; (c) works of authorship, whether or not copyrightable; (d) trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding statutory law and common law), business, technical and know-how information, non-public information, and confidential information and rights to limit the use of disclosure thereof by any person; (e) trademarks, trade names, service marks, certification marks, service names, brands, trade dress and logos and the goodwill associated therewith; (f) proprietary databases and data compilations and all documentation relating to the foregoing, including manuals, memoranda and record; (g) domain names; and (h) licenses of any of the foregoing; including in each case any registrations of, applications to register, and renewals and extensions of, any of the foregoing with or by any governmental authority in any jurisdiction. “Invention” means any products, process, ideas, improvements, discoveries, inventions, designs, algorithms, financial models, writings, works of authorship, content, graphics, data, software, specifications, instructions, text, images, photographs, illustration, audio clips, trade secrets and other works, material and information, tangible or intangible, whether or not it may be patented, copyrighted or otherwise protected (including all versions, modifications, enhancements and derivative work thereof).

•     Restrictive Covenants. The Executive acknowledges and agrees that he has and will have access to secret and confidential information of the Company and its subsidiaries (“Confidential Information”) and that the following restrictive covenants are necessary to protect the interests and continued success of the Company. As used in this Agreement, Confidential Information includes, without limitation, all information of a technical or commercial nature (such as research and development information, patents, trademarks and copyrights and applications thereto, formulas, codes, computer programs, software, methodologies, processes, innovations, software tools, know-how, knowledge, designs, drawings specifications, concepts, data, reports, techniques, documentation, pricing information, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts and personnel information), whether written or oral, relating to the business and affairs of the Company, its customers and/or other business associates which has not been made available to the general public.

•     Confidentiality. The Executive shall not disclose any Confidential Information to any person or entity at any time during or after the termination of this Agreement or the Executive’s employment.

•     Non-Compete. In consideration of the employment hereunder, the Executive agrees that during his employment and for a period of one (1) year thereafter, the Executive will not (and will cause any entity controlled by the Executive not to), directly or indirectly, whether or not for compensation and whether or not as an employee, be engaged in or have any financial interest in any business competing with or which may compete with the business of the Company (or with the business of any affiliate of the Company conducting substantially similar activities) (such affiliates together with the Company, collectively, “Wayside”) within any state, country, region or locality in which Wayside is then doing business or marketing its products or solicit, advise, provide or sell any services or products of the same or similar nature to services or products of Wayside to any person or entity. For purposes of this Agreement, the Executive will be deemed to be engaged in or to have a financial interest in such competitive business if he is an officer, director, shareholder, joint venturer, agent, salesperson, consultant, investor, advisor, principal or partner, of any person, partnership, corporation, trust or other entity which is engaged in such a competitive business, or if he directly or indirectly performs services for such an entity or if a member of Executive’s immediate family beneficially owns an equity interest, or interest convertible into equity, in any such entity; provided,  however, that the foregoing will not prohibit the Executive or a member of her immediate family from owning, for the purpose of passive investment, less than 5% of any class of securities of a publicly held corporation.

•     Non-Solicitation/Non-Interference. The Executive agrees that during his employment and for an additional one (1) year after the termination thereof, the Executive shall not (and shall cause any entity controlled by the Executive not to), directly or indirectly, acting as an employee, owner, shareholder, partner, joint venturer, officer, director, agent, salesperson, consultant, advisor, investor or principal of any corporation, trust or other entity: (i) solicit, request or otherwise attempt to induce or influence, directly or indirectly, any present client, distributor, licensor or supplier, or prospective client, distributor, licensor or supplier, of Wayside, or other persons sharing a business relationship with Wayside, to cancel, limit or postpone their business with Wayside, or otherwise take action which might cause a financial disadvantage of Wayside; or (ii) hire or solicit for employment, directly or indirectly, or induce or actively attempt to influence, any employee, officer, director, agent, contractor or other business associate of Wayside, including any of its Affiliates, as such term is defined in the Securities Act of 1933, as amended, to terminate his or her employment or discontinue such person’s consultant, contractor or other business association with Wayside or its Affiliates. For purposes of this Agreement the term prospective client shall mean any person, group of associated persons or entity whose business Wayside has solicited at any time prior to the termination of his employment.

•     The Parties agree that they will not in any way disparage each other, including current or former officers, directors and employees, nor will they make or solicit any comments, statements or the like to the media or to others that may be considered to be disparaging, derogatory or detrimental to the good name or business reputation of the other.

•     If the Board, in its reasonable discretion, determines that the Executive violated any of the restrictive covenants contained in this Section 8, the applicable restrictive period shall be increased by the period of time from the commencement of any such violation until the time such violation shall be cured by the Executive to the satisfaction of the Company.

•     In the event that either any scope or restrictive period set forth in this Section 8 is deemed to be unreasonably restrictive or unenforceable in any court proceeding, the scope and/or restrictive period shall be reduced to equal the maximum scope and/or restrictive period allowable under the circumstances.

•     The Executive acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Section 8 by the Executive, the Company may suffer irreparable harm and, therefore, the Company shall be entitled to seek immediate injunctive relief restraining the Executive from such breach or threatened breach of the restrictive covenants contained in this Section 8. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages from the Executive. The Company acknowledges and agrees that in the event of a breach or threatened breach of the provisions of this Section 8 by the Company, the Executive may suffer irreparable reputation harm and, therefore, the Executive shall be entitled to seek immediate injunctive relief restraining the Company from such breach or threatened breach of the restrictive covenants contained in this Section 8. Nothing herein shall be construed as prohibiting the Executive from pursuing any other remedies available to him for such breach or threatened breach, including the recovery of damages from the Company.

•     Section 409A

•     All payments contemplated under this Agreement are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and guidance promulgated thereunder (“Section 409A”), so that none of the payments and benefits to be provided hereunder, including, without limitation, the salary continuation in Section 6(g) above, will be subject to the additional tax imposed under Section 409A. Executive and Company agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no benefit under the Agreement becomes subject to (a) the gross income inclusion set forth in Section 409A(a)(l)(A) or (b) the interest and additional tax set forth in Section 409A(a)(l)(B) (collectively, “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. Further, to the extent that any terms of this Agreement are ambiguous, such terms shall be interpreted and administered as necessary to comply with Section 409A, or an exemption under Section 409A, to the full extent applicable. If the Severance hereunder is considered deferred compensation subject to Section 409A, then it shall only begin to be paid upon a termination of employment that is also a “separation from service” as defined in Section 409A. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section l.409A-2(b)(2) of the Treasury Regulations. In no event will Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.

•     Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (as defined in Section 409A), other than due to death, then the benefits to be paid or provided to Executive upon separation from service, if any, pursuant to this Agreement that are considered deferred compensation not exempt under Section 409A, when considered together with any other termination benefits that are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”), which are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.

•           Attorneys’ Fees. If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any provision of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled pursuant to the underlying action.

•           No Conflicts. The Executive represents and warrants to the Company that the execution, delivery and performance by the Executive of this Agreement do not conflict with or result in a violation or breach of, or constitute (with or without the giving of notice or the lapse of time or both) a default under any contract, agreement or understanding, whether oral or written, to which the Executive is a party or by which the Executive is bound and that there are no restrictions, covenants, agreements or limitations on the Executive’s right or ability to enter into and perform the terms of this Agreement, and the Executive agrees to indemnify and save the Company harmless from any liability, cost or expense, including attorney’s fees, based upon or arising out of any breach of this Section 10.

•           Waiver. The waiver by either party of any breach by the other party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by such party. No person acting other than pursuant to a resolution of the Company shall have authority on behalf of the Company to agree to amend, modify, repeal, waive or extend any provision of this Agreement.

•           Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. This Agreement shall inure to the benefit of and be enforceable by the Executive or his legal representatives, executors, administrators and heirs. The Executive may not assign any of the Executive’s duties, responsibilities, obligations or positions hereunder to any person and any such purported assignment by the Executive shall be void and of no force and effect.

•           Notices. All notices, requests, demands and other communications which are required or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; upon confirmation of transmission if sent by telecopy, electronic or digital transmission; the day after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service (e.g., Federal Express); and upon receipt, if sent by certified or registered mail, return receipt requested. In each case notice shall be sent to:

If to Executive, addressed to:

Dale Foster

814 Lamoka Drive

Odenton MD, 21113

If to the Company, addressed to:

Wayside Technology Group, Inc.

4 Industrial Way W.

Eatontown, New Jersey 07724

or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

•           Construction of Agreement.

•           Governing Law. This Agreement shall be governed by and its provisions construed and enforced in accordance with the internal laws of Delaware without reference to its principles regarding conflicts of law.

•           Severability. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

•           Headings. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience of reference only and shall not constitute a part of this Agreement.

•           Entire Agreement. This Agreement, inclusive of Exhibit A hereto, contains the entire agreement of the parties concerning the Executive’s employment and all promises, representations, understandings, arrangements and prior agreements on such subject are merged herein and superseded hereby.

[Signatures appear on next page]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has set his hand, all as of the day and year first above written.

WAYSIDE TECHNOLOGY GROUP, INC.

By:	/s/ Simon Nynens
Name:	Simon Nynens
Its:	Chief Executive Officer

EXECUTIVE

/s/ Dale Foster
Dale Foster

Exhibit A

Prior Inventions: none